Exhibit 77Q(2) for Form N-SAR - Annual Period Ended 11-30-
2006


Energy Income and Growth Fund

A late Form 3 was filed on behalf of Joseph McDermott for the Energy Income and Growth Fund on November 15, 2006 due to an administrative error. Joseph McDermott became Chief
Compliance Officer of First Trust Advisors L.P., investment manager of the Energy Income and Growth Fund, on July 10,
2006.